UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         (Amendment No. ______________)*


                           TRIMBLE NAVIGATION LIMITED
                           --------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                   896239 10 0
                                 --------------
                                 (CUSIP Number)

                                    01/01/99
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

    [  ] Rule 13d-1(b)
    [  ] Rule 13d-1(c)
    [  ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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


          CUSIP No. 896239 10 0

--------------------------------------------------------------------------------


     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Charles Robert Trimble             SSN: ###-##-####
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)[  ]

          (b)[  ]
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization    U.S.A
--------------------------------------------------------------------------------

Number of            5.   Sole Voting Power.................. 1,569,458
Shares Bene-
ficially             6.   Shared Voting Power................ None
Owned by Each
Reporting            7.   Sole Dispositive Power............. 1,569,458
Person With:
                     8.   Shared Dispositive Power........... None

--------------------------------------------------------------------------------

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                                1,569,458 SHARES
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)

                                 Not applicable
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

                                      7.12%
--------------------------------------------------------------------------------

     12.  Type of Reporting Person (See Instructions)

                                       IN
--------------------------------------------------------------------------------


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


Item 1.
       (a)  Name of Issuer :

            Trimble Navigation Limited

       (b)  Address of Issuers Principal Executive Offices :

            585 N. Mary Avenue
            Sunnyvale, CA. 94086

Item 2.
       (a)  Name of Person Filing :

            Charles Robert Trimble

       (b)  Address of Principal Business Office or, if none, Residence :

            Same As Above

       (c)  Citizenship:

            U.S.a.

       (d)  Title of Class of Securities:

            Common

       (e)  CUSIP Number :

            896239 10 0

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)  Amount of beneficially owed:                         1,569,458

       (b)  Percent of class:                                        7.12%

       (c)  Number of shares as to which the person has:
            (i)   Sole power to vote or to direct the vote:       1,569,458

            (ii)  Shared power to vote or to direct the vote:     None

            (iii) Sole power to dispose or to direct the
                  disposition of:                                 1,569,458

            (iv)  Shared power to dispose or to direct the disposition of: None

                                       3
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Item 5.  Ownership  of Five  Percent or Less of Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable

Item 8.   Identification and Classification of Members of the Group

          Not applicable

Item 9.   Notice of Dissolution of Group

          Not applicable

Item 10.  Certification

          Not applicable


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


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.



                    Date : February 9, 1999


                   Signature /s/Charles R. Trimble

                   Name/Title : Charles R. Trimble
                                Vice Chariman Board of Directors


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